Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Inno Holdings Inc.

We hereby consent to the incorporation by reference of our report dated December 9, 2024, except for the matters described in Notes 10, for which the date is December 12, 2025, relating to the consolidated financial statements of Inno Holdings Inc., included in the Company’s Form 10-K, and the incorporation by reference of our Auditors’ Report into the Registration Statement on Form S-3 filed with the SEC on December 26, 2024 (File No. 333-284054), including all prospectus supplements thereof, and the Registration Statement on Form S-8 filed with the SEC on July 9, 2025 (File No. 333-288591).

We have not audited, reviewed, or performed any procedures with respect to the consolidated financial statements for any period subsequent to September 30, 2024. We confirm that we have read the Company’s entire Form 10-K, including Note 10 – Discontinued Operations, and that, except for the matters described in Note 10, based on the procedures performed in connection with the reissuance of our report, nothing has come to our attention that would cause us to believe that our previously issued report should be modified.

Rowland Heights, California

December 15, 2025